EXHIBIT 24

                               CONFIRMING STATEMENT

      This statement confirms that the undersigned, David B. Cornstein, has authorized and designated Bonni G. Davis to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendment thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Finlay Enterprises, Inc.. The authority of Bonni G. Davis under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Finlay Enterprises, Inc., unless earlier revoked in writing. The undersigned acknowledges that Bonni G. Davis is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated: June 19, 2003


/s/ David B. Cornstein
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Name: David B. Cornstein